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                                                            EXHIBIT 99.B2(g)(ii)

                              SUBADVISORY AGREEMENT

THIS AGREEMENT made as of the 11th day of October 2002

BY AND BETWEEN:

          GROSVENOR CAPITAL MANAGEMENT, L.P.,
          an Illinois limited partnership
          ("Subadviser")

          COLUMBIA MANAGEMENT COMPANY,
          an Oregon corporation
          ("Adviser") and

          COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC, a Delaware limited liability company
          (the "Fund").

     WHEREAS, the Fund has been established under the laws of the State of Delaware (i) to invest in a portfolio of Portfolio Funds (as defined below), which invest and trade in a broad range of securities, currencies, commodities and other financial instruments and (ii) to maintain from time to time a limited exposure to currencies and other commodities;

     WHEREAS, (i) pursuant to Section 8(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), the Fund intends to register as a non-diversified, closed-end management investment company under the 1940 Act by filing a Form N-8A Notification of Registration with the Securities and Exchange Commission ("SEC") on or before January 1, 2003, and (ii) pursuant to Section 8(b) of the 1940 Act, the Fund intends to file its Registration Statement on Form N-2 with the SEC on or before January 1, 2003;

     WHEREAS, the Fund's Board of Managers (the "Board") has appointed Adviser as investment adviser to the Fund, pursuant to that certain Management Agreement (the "Advisory Agreement") dated October 11, 2002 by and between the Fund and Adviser, to provide discretionary investment management services to the Fund; and

     WHEREAS, Adviser desires to appoint Subadviser to provide investment advice and certain related services to Adviser in respect of the Fund, and Subadviser wishes to accept such appointment on the terms and subject to the conditions set forth in this Agreement;

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     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   APPOINTMENT OF SUBADVISER

     Subject always to the supervision and control of the Board, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority and to such policies as the Board may determine, Adviser hereby appoints Subadviser to provide, at Subadviser's expense (except as otherwise provided in Section 3), Portfolio Management Services (as defined in Section 2) with respect to those assets belonging to the Fund that the Adviser designates ("Designated Assets"), and Subadviser hereby accepts such appointment, on the terms and subject to the conditions set forth in this Agreement. It is understood that Adviser may itself provide Portfolio Management Services or other services with respect to, or may appoint other subadvisers to provide Portfolio Management Services or other services with respect to, assets of the Fund, if any, that are not Designated Assets.

2.   RESPONSIBILITIES OF SUBADVISER

     Subadviser acknowledges that the Fund will seek to achieve its investment objective(s) ("Fund Objective(s)") by investing and reinvesting its assets primarily in a portfolio of equity interests issued by limited partnerships, limited liability companies, business trusts and similar business vehicles (with respect to Designated Assets, limited partnerships, limited liability companies, business trusts and similar business vehicles selected by Subadviser) whose primary business is investing in securities and other financial instruments but that are not registered or required to register as investment companies under the 1940 Act by virtue of the exclusion from the definition of "investment company" provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act ("Portfolio Funds"). Accordingly, in providing sub-advisory services to Adviser and the Fund hereunder, Subadviser shall perform the following duties on a continuous and ongoing basis ("Portfolio Management Services"), in each case based upon its professional skill, experience and judgment:

     (a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable in the judgment of Subadviser for the management of the investment and reinvestment of Designated Assets in accordance with the Fund Objective(s);

     (b) identifying Portfolio Funds which Subadviser believes appropriate for the Fund in light of the Fund Objective(s);

     (c) allocating Designated Assets among Portfolio Funds in light of the Fund Objective(s);

     (d) purchasing, selling and redeeming securities of Portfolio Funds and other issuers on behalf of the Fund, including the completion and execution of subscription

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agreements or similar contracts on behalf of the Fund with respect to, and placing orders for, such purchases and sales;

     (e) monitoring the performance of the Portfolio Funds in which the Fund has invested Designated Assets with a view to determining whether continued investment by the Fund in such Portfolio Funds is appropriate in light of the Fund Objective(s);

     (f) evaluating and recommending appropriate changes to the Fund Objective(s) from time to time;

     (g) providing such other advice and services as Adviser or the Board may from time to time reasonably request in connection with the investment operations of the Fund with respect to Designated Assets; and

     (h) regularly reporting to Adviser and the Board with respect to the implementation of the investment policies of the Fund.

     For the avoidance of doubt, Subadviser's responsibility to provide Portfolio Management Services hereunder relates only to Designated Assets and not to any other assets (if any) of the Fund.

3.   COMPENSATION

     As compensation for its services hereunder, Adviser and the Fund shall pay Subadviser compensation calculated and payable in the manner set out in Schedule A hereto (or such lesser amount as Subadviser may from time to time agree to receive).

4.   STANDARD OF CARE/REPRESENTATIONS

     (a) Subadviser shall have no obligations to the Fund or Adviser other than those expressly set forth in this Agreement and any other obligations arising under applicable law.

     (b) Subadviser shall not be liable for any error in judgment or mistake of law or for any damage or loss suffered by the Fund in connection with the subject matter of this Agreement, including but not limited to any damage or loss incurred by reason of any act or omission of the Board, Adviser, the Fund's custodian or administrator, any bank, broker, dealer, investment manager of any Portfolio Fund, or any agent, member, partner, director, officer or employee of any of them, except to the extent such damage or loss arises from willful misfeasance, bad faith or gross negligence on the part of Subadviser, or reckless disregard of Subadviser's obligations and duties hereunder.

     (c) Subadviser's responsibility under this Agreement is to furnish Adviser with investment advisory services based upon Subadviser's professional skill, experience and judgment, and Subadviser makes no representation or warranty (i) as to the accomplishment of any particular investment results by any Portfolio Fund or the Fund's portfolio as a whole, or (ii) as to the accuracy or completeness of any information supplied by Subadviser to Adviser, the Fund or the Fund's custodian or administrator

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which is provided by a Portfolio Fund (or the investment manager thereof) or other third-party to Subadviser and conveyed by Subadviser (either in its entirety or in excerpts accurately and fairly derived from material sent to Subadviser) to any or all of them. Notwithstanding the foregoing, Subadviser shall only provide to Adviser, the Fund and the Fund's custodian or administrator information the accuracy and completeness of which Subadviser has no reason to doubt.

     (d) Subadviser shall not: (i) be obligated hereunder to provide advice with respect to the effect of the tax laws and regulations of any jurisdiction or commodities and securities laws and regulations of any jurisdiction (including, for the avoidance of doubt, any law, rules or regulations applicable to the operation of registered investment companies); or (ii) at any time have custody of the assets of the Fund.

     (e) Each of Adviser and the Fund acknowledges that certain Portfolio Funds will employ speculative trading strategies, that there is a risk that investments in any Portfolio Fund may be lost in whole or in part, that the Subadviser has never previously advised a registered investment company, that Subadviser's past results are not necessarily indicative of future performance and that there is no assurance that the Fund will realize profits, avoid losses or achieve the Fund Objective(s).

     (f)  Subadviser represents and warrants that:

          (i) it is a limited partnership duly organized and validly existing under the laws of Illinois;

          (ii) it has full limited partnership power and authority to perform its obligations under this Agreement;

          (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Subadviser and is a valid and binding agreement of Subadviser enforceable against Subadviser in accordance with its terms;

          (iv) the execution and delivery of this Agreement by Subadviser, the incurrence by Subadviser of the obligations set forth in this Agreement and the performance by Subadviser of such obligations will not violate, or constitute a breach of or a default under, the constituent documents of Subadviser or any agreement or instrument by which it is bound, or, to the best of Subadviser's knowledge, any order, rule, law or regulation applicable to Subadviser of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over Subadviser;

          (v) there is not pending or, to the best of Subadviser's knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which Subadviser is a party, which might reasonably be expected to result in any material adverse change in the financial condition or regulatory qualifications of Subadviser;

          (vi) it, and each of its principals and employees, has all United States state and federal governmental, regulatory and exchange licenses and approvals required

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to perform its obligations hereunder, including, without limitation and to the extent required, registration by Subadviser as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and as a commodity pool operator and a commodity trading advisor under the Commodity Exchange Act; and

          (vii) it will not, and will not permit its affiliates to, distribute offering or other materials relating to the Fund or take any other action in the nature of a general solicitation, public offering or advertisement of the Fund or that might call into question the characterization as a private placement exempt from registration under the federal securities laws of the Fund's issuance of interests.

     (g) Adviser and the Fund (each with respect only to itself) hereby represent and warrant to Subadviser that:

          (i) in the case of Adviser, it is a corporation duly organized and validly existing under the laws of the State of Oregon, and in the case of the Fund, it is a limited liability company duly formed and validly existing under the laws of the State of Delaware;

          (ii) it has full corporate or limited liability company, as the case may be, power and authority to perform its obligations under this Agreement and the Advisory Agreement;

          (iii) this Agreement and the Advisory Agreement have been duly and validly authorized, executed and delivered on its behalf and are its valid and binding agreements, enforceable against it in accordance with their respective terms;

          (iv) the execution and delivery of this Agreement and the Advisory Agreement by it, the incurrence of the obligations by it set forth herein and the performance by it of such obligations will not violate, or constitute a breach of or default under, its constituent documents or any agreement or instrument by which it is bound or, to the best of its knowledge, any order, rule, law or regulation applicable to it of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over it;

          (v) there is not pending or, to the best of its knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which it is a party, which might reasonably be expected to result in any material adverse change in its financial condition or regulatory qualifications; and

          (vi) it, and each of its directors, officers and employees, has all governmental, regulatory and exchange licenses and approvals required to conduct its business and perform its obligations hereunder and under the Advisory Agreement.

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5.   TERM AND TERMINATION

     This Agreement shall become effective upon its execution, and:

     (a) this Agreement may be terminated at any time, without payment of any penalty, (i) by Adviser, (ii) by the Board or (iii) by vote of a majority of the outstanding voting securities of the Fund, in each case by not less than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to Subadviser, or immediately in the event that (t) key investment personnel leave Subadviser and Adviser reasonably concludes that the loss of the services of such personnel would materially adversely affect Subadviser's performance hereunder, (u) Subadviser or key investment personnel of Subadviser are indicted for a felony involving moral turpitude or that could cause material harm to Subadviser or its reputation, (v) key investment personnel of the Subadviser are or become ineligible to serve in the capacity of employee, officer, director, member of an advisory board or principal underwriter for any registered investment company under Section 9 of the 1940 Act, or any successor provision, or the rules or regulations promulgated thereunder, (w) the commencement of enforcement proceedings against Subadviser or any employee of Subadviser by the SEC, the Commodity Futures Trading Commission or any state securities regulator,
(x) actions or omissions shall have resulted in the imposition of sanctions against Subadviser or any employee of Subadviser under the Advisers Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act, the Commodity Exchange Act or any state securities law, or the rules or regulations promulgated thereunder, (y) failure of Subadviser or its employees to maintain required licenses and registrations to perform duties hereunder, or (z) Subadviser commits a material breach of this Agreement or there is a material failure by Subadviser to perform its duties hereunder and, if such breach or failure to perform is susceptible to cure, such breach or failure to perform is not cured within ten business days of such breach or failure to perform.

     (b) this Agreement may be terminated by Subadviser at any time by not less than 180 days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser;

     (c) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the members of the Board who are not interested persons of the Fund or Adviser or Subadviser, cast in person at a meeting called for the purpose of voting on such approval; and

     (d)  this Agreement shall terminate automatically as set forth in
Section 11.

     In the event that this Agreement is terminated, Subadviser agrees to cooperate with Adviser and any successor subadviser to Subadviser and provide such information or take such other action as may be reasonably requested by Adviser in order to ensure continuous, high quality services are provided to the Fund; provided, however, that it is

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understood that Subadviser shall not be responsible for any act or omission of
Adviser or any successor subadviser.

6.   NONLIABILITY OF SUBADVISER

     For the avoidance of doubt, as contemplated by Section 4 and notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of Subadviser, or reckless disregard of its obligations and duties hereunder, Subadviser, including its officers, partners, employees or agents, shall not be subject to any liability to Adviser or the Fund, or to any shareholder, member, officer, director, partner or manager thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

7.   CERTAIN INFORMATION

     Subadviser shall promptly notify Adviser in writing of the occurrence of any of the following events: (a) Subadviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Fund; (b) Subadviser shall fail to be registered as a commodity pool operator or commodity trading advisor under the Commodity Exchange Act and under the laws of any jurisdiction in which Subadviser is required to be registered as a commodity pool operator or commodity trading advisor in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Fund; (c) Subadviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; (d) there is a material adverse change in the business or financial condition of Subadviser (provided that the Subadviser shall not be liable for damages to the extent due to Subadviser's failure to provide notice of such a material adverse change); or (e) any event the occurrence of which may permit the Adviser immediately to terminate this Agreement pursuant to Section 5(a).

8.   EXERCISE OF VOTING RIGHTS

     Except with the agreement or on the specific instructions of the Board or Adviser, Subadviser shall exercise or procure the exercise of any voting right attaching to investments of the Fund made with Designated Assets consistent with the economic interest of the Fund.

9.   STATUS OF SUBADVISER; POWER OF ATTORNEY

     It is understood and agreed that Subadviser shall be deemed to be an independent contractor and that, except as otherwise provided herein, Subadviser shall not have authority to act for, represent or bind in any way, and shall not otherwise be deemed to be an agent of, the Fund or Adviser. Nothing contained herein (other than Adviser's or

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Subadviser's ownership of a membership interest in the Fund) shall create or constitute Subadviser or any Portfolio Fund and the Fund or Adviser as members of any partnership, limited liability company, joint venture, association, syndicate, unincorporated business or other separate entity, and nothing contained herein shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of any other such entity (other than as set forth in this Section 9).

     The Fund hereby constitutes and appoints Subadviser as the Fund's true and lawful representative and attorney-in-fact, in the Adviser's name, place and stead, to make, execute, sign and acknowledge all subscription agreements and similar contracts on behalf of the Fund as in Subadviser's judgment are necessary or desirable for Subadviser to implement the investment policies of the Fund by purchasing, selling and redeeming securities of Portfolio Funds and other issuers and placing orders for such purchasers and sales. The foregoing power of attorney is revocable, and will terminate in any event upon the termination of this Agreement.

10.  AUTHORIZED PERSONS

     Each party hereto will provide the other parties with a schedule of the persons authorized to give or receive instructions on behalf of such party hereunder, and shall amend such schedule as may be necessary from time to time. Each party hereto may rely on the authority of any person identified in such schedule and shall not be liable for any actions taken or not taken hereunder in good faith reliance upon the authority of any such person.

11.  ASSIGNMENT

     This Agreement will terminate automatically, without the payment of any penalty, in the event of its assignment or in the event that the Advisory Agreement shall have terminated for any reason.

12.  AMENDMENTS; WAIVERS

     This Agreement may be amended at any time by mutual written consent of the parties, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the members of the Board who are not interested persons of the Fund or Adviser or Subadviser, cast in person at a meeting called for the purpose of voting on such approval. No waiver shall be deemed by any course of conduct or acquiescence and no waiver shall be enforceable against any party hereto unless in writing and signed by the party against whom such waiver is claimed.

13.  CERTAIN DEFINITIONS

     For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such

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exemptions or no-action positions as may be granted by the SEC or its staff under the 1940 Act.

14.  SURVIVAL OF OBLIGATIONS

     Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive any termination of this Agreement, including obligations under Section 3 with respect to compensation earned by the Subadviser prior to such termination but unpaid at the time of termination.

15.  NON-SOLICITATION

     No business unit of Adviser, and no investment advisory business unit of an investment advisory affiliate of Adviser, with which Subadviser has had material contact or dealings in connection with the matters contemplated by this Agreement (such business units, the "Adviser Business Units") shall, without the prior written consent of Subadviser, solicit any current or former Subadviser officer or employee to seek or accept employment with any financial services firm (other than Subadviser) and Subadviser shall not, without the prior written consent of Adviser, solicit any current or former Adviser Business Unit officer or employee to seek or accept employment with any financial services firm (other than any Adviser Business Unit). For purposes of this Section 15, a former officer or employee who has not served in such capacity at any time within the twelve month period ending on any relevant date of determination shall not be considered a former officer or employee. This Section 15 shall survive termination of this Agreement.

16.  MISCELLANEOUS

     (a) The headings in this Agreement are included for the convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (b) This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and the laws applicable therein.

     (c) Any notice required or permitted to be given hereunder shall be deemed to be sufficiently given if such notice is delivered or sent by facsimile as hereinafter set forth. Any notice delivered shall be deemed to have been given on the date of delivery. Any notice sent by facsimile shall be deemed to be delivered on the day it is sent unless it is sent on a day that is not a business day or is sent after 4:00 p.m. (Boston time) on a business day, in which case it shall be deemed to be delivered on the next business day. A "business day" is a day on which the New York Stock Exchange is open for business. Notice shall be effectively given, if delivered or sent by facsimile to the following addresses:

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          (i)   if to Subadviser, to it at:

                Grosvenor Capital Management, L.P.
                227 West Monroe Street
                Suite 4800
                Chicago, Illinois 60606
                USA

                Attention: Paul Meister
                Facsimile: (312) 782-4759

          (ii)  if to Adviser, to it at:

                Columbia Management Company
                100 Federal Street, 3rd Floor
                Boston, Massachusetts 02110

                Attention: Raymond Bligh
                Facsimile: 617-434-0339

          (iii) if to the Fund, to it at:

                Columbia Management Multi-Strategy Hedge Fund, LLC 100 Federal Street, 3rd Floor
                Boston, Massachusetts 02110

                Attention: Raymond Bligh
                Facsimile: 617-434-0339

Any party may change its address for receiving notices by giving notice in the manner set out above to the other parties.

     (d) If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid, illegal or otherwise unenforceable to any extent, then, to the fullest extent permitted by law: (a) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement; (b) all other terms and provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; and (c) the parties hereto shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intent of this Agreement.

     (e) This Agreement may be executed in one or more counterparts, which shall together constitute one and the same document.

     (f) The parties hereto acknowledge and agree that the Fund shall in no event have any liability to any party hereto or any other person for the obligations,

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representations and warranties of the Adviser or Subadviser hereunder, including, without limitation, Adviser's obligation to compensate Subadviser pursuant to Section 3.

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                                                           Subadvisory Agreement

     IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date first above written.

                                         COLUMBIA MANAGEMENT COMPANY


                                         By: /s/ Keith Banks
                                             Name: Keith Banks
                                             Title: President


                                         GROSVENOR CAPITAL MANAGEMENT, L.P.
                                         By: GCM, L.L.C.
                                             Its General Partner
                                         By: Grosvenor Holdings, L.L.C.
                                             Its Manager


                                         By: /s/ Paul Meister
                                             Name: Paul Meister
                                             Title: Vice President


                                         COLUMBIA MANAGEMENT MULTI-
                                         STRATEGY HEDGE FUND, LLC


                                         By: /s/ Keith Banks
                                             Name: Keith Banks
                                             Title: President

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                                   SCHEDULE A

                                  COMPENSATION

     Capitalized terms used in this Schedule A but not defined herein or elsewhere in this Agreement shall have the meanings given them in the Fund's Operating Agreement, as in effect from time to time.

     The compensation payable by Adviser and the Fund to Subadviser under this Agreement shall consist of the following:

     1. MANAGEMENT FEE. Adviser will pay to Subadviser a management fee (the "Management Fee"), monthly in arrears. The Management Fee is payable at the annual rate of 0.450% of the average net assets of the Fund that are Designated Assets. On or before the tenth business day of each month, the Fund will calculate an amount (the "Monthly Management Fee") equal to 0.0375% of the net asset value of the Designated Assets as of the last business day of the previous month, determined before giving effect to the payment of the accrued Monthly Management Fee being calculated or to any repurchases or distributions (including any distributions made to Special Members in payment of the Incentive Allocation) as of such date or any capital contributions made on such date (such capital contributions being deemed to be made as of the next day). Adviser will pay the Monthly Management Fee for each month to Subadviser on or before the thirtieth day of the following month. The Monthly Management Fee shall be calculated on a pro rata basis in the case of any partial months.

     Within 60 days after the Fund's fiscal year end, the Fund will cause its (and the Designated Assets') net asset value as of the last business day of each month in such fiscal year to be reviewed. Based on the review, the Monthly Management Fee for each month in such fiscal year shall be recalculated. If the sum of the Monthly Management Fees (as recalculated) for such fiscal year exceeds the amounts paid already by Adviser to Subadviser in respect of such Monthly Management Fees, then Adviser shall pay the amount of such excess to Subadviser within 45 days after the completion of the review. If the sum of the Monthly Management Fees (as recalculated) for such fiscal year is less than the amounts paid already by Adviser in respect of such Monthly Management Fees, then Adviser shall reduce the amount of the next Monthly Management Fee paid by it to Subadviser by the amount of such deficit (and, if necessary to fully account for such deficit, subsequent Monthly Management Fees).

     2. INCENTIVE ALLOCATION. In accordance with the terms of the Fund's Operating Agreement, Subadviser will receive 65% of the Incentive Allocation, which shall be credited to its special advisory account.

     3. REIMBURSEMENT OF CERTAIN EXPENSES. Within 30 days of the Fund's receipt of reasonably detailed documentary evidence of its reasonably allocated portion of Subadviser's out-of-pocket expenses incurred (the "Reimbursement Request") on behalf of or for the benefit of the Fund for computer software licensing, purchasing, programming and operating costs and research and due diligence costs (in each case,

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whether internal costs reasonably allocated or external costs), the Fund shall pay to the Subadviser the amount of such expenses, up to, but not in excess of, the following amounts, based upon the following levels of the Fund's assets under management as of the calendar month-end immediately preceding the date of the Reimbursement Request:

   - 5 basis points of the Fund's total assets if such assets are less than or equal to $25 million;
   - 3 basis points of the Fund's total assets if such assets are in excess of $25 million but less than or equal to $50 million;
   - 2 basis points of the Fund's total assets if such assets are in excess of $50 million but less than or equal to $200 million; and
   - 1 basis point of the Fund's total assets if such assets are in excess of $200 million.

Notwithstanding the foregoing, in no event shall (i) the total amount paid by the Fund to reimburse Subadviser for such expenses exceed $25,000 in any given calendar year, (ii) Subadviser seek reimbursement of any expenses from the Fund for which it does not seek reimbursement from all of its other clients (excluding Grandfathered Clients), and (iii) Subadviser seek reimbursement of any expenses from the Fund on a basis less favorable to the Fund than the most favorable basis on which Subadviser seeks reimbursement for such expenses from all of its other clients (excluding Grandfathered Clients). In determining the amount of expenses for which Subadviser shall seek reimbursement from the Fund, Subadviser shall fairly and consistently apply an allocation methodology that it applies to all of its clients (excluding Grandfathered Clients) and pursuant to which it allocates such expenses among the Fund and its other clients (excluding Grandfathered Clients) for purposes of such reimbursement, and shall not apply such methodology in a manner that differs in its approach to the Fund relative to such other clients. "Grandfathered Clients" means two of Subadviser's clients, each of which has been a client of Subadviser since 1995 and neither of which has ever reimbursed Subadviser for any of its expenses.